Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105-2228
Tel 415.983.1000
Fax 415.983.1200

October 21, 2009

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, California 93940

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Century Aluminum Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,500,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) issuable pursuant to the Century Aluminum 401(k) Plan (the “Plan”). We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP